Exhibit (a)(1)(i)

PHATHOM PHARMACEUTICALS, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR RESTRICTED STOCK UNITS

THIS OFFER TO EXCHANGE AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE

AT 11:59 P.M. EASTERN TIME, ON JULY 14, 2023,

UNLESS THE OFFER IS EXTENDED

Phathom Pharmaceuticals, Inc., a Delaware corporation (the “Company,” “Phathom,” “our,” “us” or “we”), is offering eligible employees and consultants the opportunity to exchange outstanding eligible stock options for a lesser number of new restricted stock units (“RSUs”) to be granted under the Phathom Pharmaceuticals, Inc. 2019 Incentive Award Plan (the “2019 Plan”). The new RSUs will be granted as of the completion date of this offer. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units, which we refer to as the “Offer to Exchange.” We refer to the offer made pursuant to this Offer to Exchange as the “Option Exchange.”

Eligible Options. Stock options eligible for exchange, or eligible options, are those options, whether vested or unvested, that meet all of the following requirements:

•	the options were granted under the 2019 Plan prior to June 15, 2023;

•	the options are outstanding and unexercised as of the completion date of the Offer to Exchange;

•	the options are held by an eligible employee or consultant; and

•	the options have a per share exercise price of more than $30.00 per share.

You are eligible to participate in the Option Exchange only if you meet all of the following requirements:

•	you are an eligible employee or consultant of Phathom on the date this offer commences and remain an eligible employee or consultant through the completion date of the Option Exchange; and

•	you hold at least one eligible option.

An individual is not an “eligible” employee or consultant if they (i) are on a leave that will result in a termination of employment with Phathom, (ii) have provided Phathom a notice of resignation or (iii) have received a notice of termination of employment or service from Phathom, in each case even if such resignation or termination will not take effect until following the completion of the Option Exchange. In no event will an individual who serves as a non-employee director of Phathom, even if they also serve as a consultant, be considered an “eligible” employee or consultant.

The outstanding eligible options that you hold under our 2019 Plan give you the right, when vested, to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, wherever we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

As of June 6, 2023, 6,687,124 shares of our common stock were subject to outstanding options under our 2019 Plan, of which 2,427,122 options are eligible to participate in the Option Exchange as of the commencement date of the Option Exchange.

While we also maintain the 2019 Equity Incentive Award Plan (the “Pre-IPO Plan”), outstanding options under the Pre-IPO Plan are not eligible for the Option Exchange.

New RSUs. All eligible options that are properly surrendered in the Option Exchange and accepted by us for exchange pursuant to the Option Exchange will be cancelled as of the completion date of this offer, and the options accepted for exchange will no longer be exercisable after that time.

The new RSUs will be granted in exchange for the cancelled options as of the completion date of this offer under the 2019 Plan.

•

If you participate in the Option Exchange, you will receive one new RSU (representing the right to receive one share of our common stock) for every 2 shares of our common stock underlying eligible stock options surrendered pursuant to the Option Exchange. The number of new RSUs will be rounded up to the nearest whole share on a grant-by-grant basis. Fractional RSUs will not be granted in the Option Exchange.

•

New RSUs granted in the Option Exchange will not be vested on their date of grant regardless of whether the surrendered option was vested in whole or in part. Instead, the new RSUs granted in the Option Exchange will vest in three equal installments on each of the first three anniversaries of the completion date, subject to continued service on the applicable vesting date.

•

Your new RSUs will be subject to the terms and conditions of the 2019 Plan and an RSU agreement between you and Phathom. In all events, vesting is subject to continued service with us through the applicable vesting date. Your participation in the Option Exchange and receipt of any new RSUs does not provide any guarantee or promise of continued service with us.

If you are eligible to participate in the Option Exchange, you may elect whether to exchange your eligible options on a grant-by-grant basis. You may elect to exchange either all or none of the shares subject to any given eligible option grant. No partial exchanges of an eligible option grant will be permitted, except that if you exercised a portion of an eligible option grant prior to the commencement of this offer, only the portion of the option grant which has not yet been exercised will be eligible to be exchanged.

There are two types of stock options – Incentive Stock Options and Non-qualified Stock Options – and the tax treatment of each type is different. Some of your eligible option grants may consist entirely of one of these two types of options and some of your eligible option grants may consist of a mix of both types due to the application of certain limits on Incentive Stock Options under U.S. tax laws. This “split” is determined automatically at the time of grant and is reflected in your E*Trade account and will also be reflected on the Option Exchange website. For this reason, you may see two awards listed as of any given grant date, one representing the portion of the grant that qualifies as Incentive Stock Options and the other representing the portion of the grant that qualifies as Non-qualified Stock Options, although both awards are technically part of the same “grant” with the same grant date. For purposes of the Option Exchange, this “split” based on the tax status of the option will be disregarded. As a result, both portions of an eligible option grant will be treated as one “grant” for purposes of the Option Exchange. On the Option Exchange website, you will see one election box for both the Incentive Stock Option and non-qualified components of an eligible option, and you must exchange all or none of such grant. See Section 14 of this Offer to Exchange, “Material Income Tax Consequences,” for further information.

If you choose not to participate in the Option Exchange, you will continue to hold your eligible options on the same terms and conditions and pursuant to the 2019 Plan and the option agreements under which they were originally granted.

Shares of our common stock are quoted on the Nasdaq Global Select Market under the symbol “PHAT.” On June 6, 2023, the closing price of our common stock as quoted on the Nasdaq Global Select Market was $11.64 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your eligible options.

Although the compensation committee of our board of directors has approved this offer, neither we nor our board of directors nor our management will make any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your eligible options for new RSUs in the Option Exchange. You must make your own decision regarding whether to surrender your eligible options for exchange after taking into account your own personal circumstances or preferences. You are encouraged to consult your personal legal counsel, accountant, financial, and/or tax advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to this offer.

This offer is not conditioned upon a minimum total number of options being elected for exchange. This offer is subject to certain conditions which we describe under Section 7 of this Offer to Exchange, “Conditions of the Option Exchange,” and the terms and conditions described in this Offer to Exchange.

Please see the section entitled “Risks of Participating in the Option Exchange” in this Offer to Exchange for a discussion of risks and uncertainties that you should consider before surrendering your eligible stock options for exchange in the Option Exchange.

IMPORTANT

If you want to participate in the Option Exchange, you must submit your election electronically via the Option Exchange website at www.myoptionexchange.com. Your election must be received on or before the expiration of the Option Exchange, currently expected to be 11:59 p.m., Eastern Time, on July 14, 2023, unless otherwise extended.

Your delivery of all documents regarding the Option Exchange, including elections, is at your own risk. Only elections that are properly completed and actually received by us by the deadline via the Option Exchange website at www.myoptionexchange.com will be accepted. Elections submitted by any other means, including hand delivery, interoffice, email, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you submit your election via the Option Exchange website, a confirmation statement will be generated by the Option Exchange website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your Phathom email. The printed confirmation statement will provide evidence that you submitted your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by sending an email to phathom@infiniteequity.com.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or other securities commission or regulator has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this Offer to Exchange. Any representation to the contrary is a criminal offense.

You should direct questions about the Option Exchange or requests for additional copies of this Offer to Exchange and the other offer documents to:

Phathom Pharmaceuticals, Inc.

Email: stockadmin@phathompharma.com

We recommend that you discuss the personal tax consequences of the Option Exchange with your financial, legal and/or tax advisers.

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown on the first page of this Offer to Exchange. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR RESTRICTED STOCK UNITS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are important terms and answers to some of the questions that you may have about the Option Exchange. You should carefully read this entire Offer to Exchange, the accompanying announcement emails from Phathom, and the Election Terms and Conditions, together with the associated instructions and agreement to the terms of the election. This Option Exchange is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange, the Election Terms and Conditions and other attached exhibits together with their associated instructions and agreement to the terms of the election, and the other related documents referenced in the Offer to Exchange. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics. Please review this Summary Term Sheet and Questions and Answers and the Offer to Exchange to ensure that you are making an informed decision regarding your participation in the Option Exchange.

Key Terms and Definitions
	Understanding key terms and definitions used in the Option Exchange	2

Background Information
Q1.	What is the Option Exchange?	4
Q2.	Why is Phathom offering the Option Exchange?	4
Q3.	How do RSUs differ from stock options?	4

Eligibility
Q4.	How do I know whether I am eligible to participate in the Option Exchange?	5
Q5.	How do I know which options are eligible for the Option Exchange?	5
Q6.	Are there circumstances in which I would not be eligible to receive RSUs in the Option Exchange?	6
Q7.	Can I exchange shares of Phathom common stock that I acquired via the Phathom Employee Stock Purchase Plan (ESPP) or upon a previous exercise of Phathom options?	6
Q8.	How many new RSUs will I receive for the eligible options that I exchange?	6
Q9.	Will the terms and conditions of my new RSUs be the same as my exchanged options?	6
Q10.	When will I receive my new RSUs?	7
Q11.	When will my new RSU awards vest?	7
Q12.	Do I need to exercise my new RSUs in order to receive shares?	7

Participating in the Option Exchange
Q13.	How do I participate in the Option Exchange?	8
Q14.	Am I required to participate in the Option Exchange?	9
Q15.	Can I choose which eligible options I want to exchange?	9
Q16.	Are there any restrictions on the number of eligible options grants I must elect to exchange in order to participate in the Option Exchange?	10
Q17.	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	10
Q18.	Do I have to pay for the new RSUs?	10
Q19.	How do I decide whether I should participate in the Option Exchange?	10
Q20.	Is Phathom making any recommendation as to whether I should exchange my eligible options?	11
Q21.	How will we determine whether an eligible option has been properly tendered?	11
Q22.	Will my decision to participate in the Option Exchange have an impact on my ability to receive options or other equity awards in the future?	11

Exchanged Options
Q23.	When will my exchanged options be cancelled?	12
Q24.	Will I be required to give up all of my rights under the exchanged options?	12
Q25.	After I have elected to exchange eligible options, is there anything I must do to receive new RSUs after the completion date?	12

Tax Consequences
Q26.	Will I have to pay taxes if I participate in the Option Exchange?	12
Q27.	Are there tax considerations relating to my eligible options that are Incentive Stock Options?	13

Options Not Exchanged
Q28.	What happens to my eligible option grants if I choose not to participate?	13

Changing or Withdrawing Previous Elections
Q29.	Can I change my mind about which eligible options I want to exchange?	13
Q30.	Can I change my mind and withdraw from the Option Exchange?	14
Q31.	What if I withdraw my election and then decide again that I want to participate in the Option Exchange?	14

Changes to the Offer to Exchange and Conditions to the Option Exchange
Q32.	If Phathom extends the Option Exchange or changes the Offer to Exchange, how will you notify me?	15
Q33.	Are there any conditions to the completion of the Option Exchange?	15

Availability of Additional Information
Q34.	Whom can I contact if I have questions about the Option Exchange, or if I need additional copies of communications issued to date?	15

Key Terms and Definitions:

Below are key terms used when describing the Option Exchange. Please read through each term and definition to ensure your understanding of the Option Exchange and corresponding materials.

Commencement date	June 15, 2023, the date the Option Exchange opens.

Completion date

The date and time the offering period for the Option Exchange expires, which is expected to be July 14, 2023, at 11:59 p.m., Eastern Time, but is subject to change. Phathom may extend the offering period and delay the completion date in its sole discretion.

The surrendered options will be cancelled, and the new RSUs will be granted, on the completion date of the Option Exchange.

Eligible employees and consultants

Eligible employees and consultants as of the commencement date who remain eligible employees and consultants in the United States through the completion date. In no event will an individual who serves as a non-employee director of Phathom, even if they also serve as a consultant, be considered an “eligible” employee or consultant.

An individual is not an “eligible” employee or consultant if they (i) are on a leave that will result in a termination of employment with Phathom, (ii) have provided Phathom a notice of resignation or (iii) have received a notice of termination of employment or service from Phathom, in each case even if such resignation or termination will not take effect until following the completion of the Option Exchange.

Eligible option	A stock option grant that was granted under the 2019 Plan with a per share exercise price greater than $30.00 and that remains outstanding and unexercised as of the completion date and is held by an eligible employee or consultant.

An option will not be an eligible option (and any election with regard to such option will be disregarded) if, on the completion date, the per share exercise price of the option is less than the per share closing price of Phathom’s common stock on the completion date, as reported on the Nasdaq Global Select Market.

Exchanged options	Eligible options that, as of the completion date, an eligible employee or consultant elects to exchange for new RSUs in the Option Exchange.

Exercise price	The purchase price per share of the common stock underlying a stock option, which is typically equal to the per share closing price of Phathom’s common stock on the grant date, as reported on the Nasdaq Global Select Market. The exercise price is a fixed price per share at which you can purchase Phathom common stock once the stock options vest.

Full vesting date	The date you fully own your equity award and can exercise or sell the shares underlying the award. For most stock options granted by Phathom, this date will be four years after the vesting commencement date of the option, which is usually the date of hire, promotion or grant, assuming continued employment with Phathom.

Grant date	The date an equity award, such as a stock option or RSU, is granted.

Incentive Stock Option	An Incentive Stock Option is a type of compensatory stock option that can be granted only to employees and provide potentially preferential tax treatment if certain conditions are met. Your eligible options may be either Incentive Stock Options or Non-qualified Stock Options. The type of options you hold are listed in your E*Trade account and on the Option Exchange website. See Section 14 of this Offer to Exchange, “Material Income Tax Consequences,” for further information.

Intrinsic value	Intrinsic value with respect to an option is the absolute value of the difference between the trading price of Phathom’s common stock and the exercise price of the option. An underwater option has no intrinsic value since its exercise price is higher than the current trading price of the underlying common stock.

New RSUs	New RSUs that are granted to eligible employees and consultants who choose to participate in the Option Exchange in exchange for the cancellation of their eligible options.

Non-qualified Stock Option	A Non-qualified Stock Option is a type of compensatory stock option. Any option that does not qualify as an Incentive Stock Option is a Non-qualified Stock Option. Your eligible options may be either Incentive Stock Options or Non-qualified Stock Options. The type of options you hold are listed in your E*Trade account and on the Option Exchange website. See Section 14 of this Offer to Exchange, “Material Income Tax Consequences,” for further information.

Offer to Exchange	The legal document entitled “Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units.” The Offer to Exchange contains the terms and conditions of the Option Exchange and may be amended and supplemented from time to time.

Offering period	The period between the commencement date and the completion date, during which eligible employees and consultants can choose to exchange eligible options in and pursuant to the terms of the Option Exchange.

Currently, the offering period is June 15, 2023 through 11:59 p.m., Eastern Time, on July 14, 2023 but is subject to change. Phathom may extend the offering period and delay the completion date in its sole discretion.

Option Exchange	The exchange of eligible options for new RSUs pursuant to the offer in this Offer to Exchange.

Restricted stock unit (RSU)	The right to receive shares of Phathom’s common stock in the future; however, that right is “restricted” until the vesting criteria and other terms and conditions set forth in the 2019 Plan and the relevant RSU agreements are satisfied.

SEC	The U.S. Securities and Exchange Commission.

Option Exchange website	The website portal where eligible employees and consultants can choose to participate in the Option Exchange and choose which, if any, eligible options they wish to exchange. The Option Exchange website also includes links to all of the documents referenced in the Offer to Exchange. The web address for the Option Exchange website is http://www.myoptionexchange.com.

Stock option expiration date	The date a stock option expires and is no longer available for exercise. For Phathom, this is typically 10 years following the grant date of a stock option.

Underwater	Stock option grants that have an exercise price that is higher than the current trading price of Phathom’s common stock are considered to be underwater.

Vesting date	The date on which a portion of your stock option grant vests and becomes available for exercise or a portion of your RSU grant vests and shares are released. Once an RSU vests, it becomes a share of Phathom common stock that you can hold, transfer, or sell.

Background Information

Q1.	What is the Option Exchange?

A1.	The Option Exchange is a one-time, voluntary opportunity for eligible employees and consultants to exchange eligible “underwater” stock option awards for a lesser number of RSUs.

Further details can be found in Section 2 of the Offer to Exchange under “Types of Awards Granted in the Option Exchange; Number of New RSUs; Completion Date.”

See also: Answer to Question 6, “Are there circumstances in which I would not be eligible for RSUs in the Option Exchange?” of this Summary Term Sheet and Questions and Answers

Q2.	Why is Phathom offering the Option Exchange?

A2.

Phathom believes our employees and consultants should be rewarded when value has been created for shareholders. Phathom’s equity programs (e.g., stock options, RSUs) and offerings reinforce this “stake in the result” approach which we believe is critical to the company’s success.

Since October 2021, we have experienced a significant decline in our stock price. This decline in price has resulted in a considerable number of Phathom’s employees and consultants holding stock options that are deeply “underwater”—making them less effective as employee incentive and retention tools and therefore helpful in meeting our strategic objectives.

Phathom is offering the Option Exchange to (i) realign eligible employee and consultant and stockholder interests and (ii) provide a way for eligible employees and consultants to realize value from eligible underwater options. The Option Exchange gives eligible employees and consultants an opportunity to exchange certain options that are significantly “underwater” as of the commencement date for new RSUs that may provide value even if Phathom’s stock price does not increase. This approach of exchanging eligible options for a lesser number of new RSUs is consistent with Phathom’s current compensation strategy and provides what Phathom believes is a meaningful incentive for eligible employees and consultants whose options are currently underwater.

See also: Section 3 of the Offer to Exchange

Q3.	How do RSUs differ from stock options?

A3.	The table below outlines some key differences between stock options and RSUs:

	Stock Options	RSUs
What they are	The right to purchase a fixed number of shares of Phathom common stock at a fixed price for a fixed period of time.	The right to receive shares of Phathom common stock in the future upon vesting at no cost to the holder.

How they work

Once a stock option grant vests, you can exercise the vested portion at any time until the expiration date of that option. Exercising an option means you buy the stock at the exercise price set on the date of the grant.

If the price of Phathom’s stock is greater than the exercise price when you exercise and sell the shares, you receive the gain (after any taxes, of course).

However, when Phathom’s stock price is less than the exercise price, the stock option has no intrinsic value and is considered to be underwater.

Once an RSU vests, a share of Phathom stock is issued to you and at no cost to you, other than withholding for applicable taxes associated with the RSU. An RSU has value equal to the then-current Phathom stock price. Once Phathom stock is issued to you following the vesting of the RSU, you can either keep it as an investment or sell it.

Example (assumes vested options and RSUs and no taxes)	If you are awarded a stock option with a per share exercise price of $31.50 and the Phathom stock price subsequently increases to $40, the option will be worth $8.50 if exercised on that later date.	If the stock price on the grant date of your RSU is $10, and the Phathom stock price subsequently increases to $20, each RSU will be worth $20 as of that later date.

	If you are awarded a stock option with a per share exercise price of $31.50 and the Phathom stock price subsequently decreases to $25, the option will have no intrinsic value as of that later date.	If the stock price on the grant date of your RSU is $10, and the Phathom stock price subsequently decreases to $5, each RSU will be worth $5 as of that later date.

Eligibility

Q4.	How do I know whether I am eligible to participate in the Option Exchange?

A4.	You will be eligible to participate in the Option Exchange if:

•	You are an eligible employee or consultant of Phathom on the commencement date;

•	You remain an eligible employee or consultant of Phathom through the completion date of the Option Exchange; and

•	You hold at least one eligible option.

An individual is not an “eligible” employee or consultant if they (i) are on a leave that will result in a termination of employment with Phathom, (ii) have provided Phathom a notice of resignation or (iii) have received a notice of termination of employment or service from Phathom, in each case even if such resignation or termination will not take effect until following the completion of the Option Exchange. In no event will an individual who serves as a non-employee director of Phathom, even if they also serve as a consultant, be considered an “eligible” employee or consultant.

Phathom reserves the right to withdraw the Option Exchange in any jurisdiction for which it determines that the Option Exchange would have regulatory, tax or other implications that are inconsistent with Phathom’s compensation policies and practices. If Phathom withdraws the Option Exchange in a particular jurisdiction, the Option Exchange will not be made to, nor will eligible options be accepted for exchange from or on behalf of, eligible employees and consultants in that jurisdiction.

See also: Section 1 of the Offer to Exchange

Q5.	How do I know which options are eligible for the Option Exchange?

A5.

If you are eligible to participate in the Option Exchange, the Option Exchange website will indicate which of your stock options are eligible for exchange. In order for your eligible stock option awards to remain eligible, they must remain outstanding and unexercised on the commencement date and the completion date and have a per share exercise price more than the per share closing price of Phathom’s common stock on the completion date, as reported on the Nasdaq Global Select Market.

An eligible option consists of a stock option grant that was granted under the 2019 Plan with a per share exercise price greater than $30.00 and that remains outstanding and unexercised as of the completion date and is held by an eligible employee or consultant. Eligible options only include those options with a per share exercise price greater than $30.00 in order to provide the benefit of the Option Exchange to the options that are the most significantly underwater.

IMPORTANT NOTE: There are two types of stock options – Incentive Stock Options and Non-qualified Stock Options – and the tax treatment of each type is different. Some of your eligible option grants may consist entirely of one of these two types of options and some of your eligible option grants may consist of a mix of both types due to the application of certain limits on Incentive Stock Options under U.S. tax laws. This “split” is determined automatically at the time of grant and is reflected in your E*Trade account and will also be reflected on the Option Exchange website. For this reason, you may see two awards listed as of any given grant date, one representing the portion of the grant that qualifies as Incentive Stock Options and the other representing the portion of the grant that qualifies as Non-qualified Stock Options, although both awards are technically part of the same “grant” with the same grant date. For purposes of the Option Exchange, this “split” based on the tax status of the option will be disregarded. As a result, both portions of an eligible option grant will be treated as one “grant” for purposes of the Option Exchange. On the Option Exchange website, you will see one election box for both the Incentive Stock Option and non-qualified components of an eligible option, and you must exchange all or none of such grant. See Section 14 of this Offer to Exchange, “Material Income Tax Consequences,” for further information.

See also:

•	Answer to Question 26, “Will I have to pay taxes if I participate in the Option Exchange?” of this Summary Term Sheet and Questions and Answers

•	Sections 2 and 14 of the Offer to Exchange

Q6.	Are there circumstances in which I would not be eligible to receive RSUs in the Option Exchange?

A6.	Yes, if you do not have any eligible options or if you cease being an eligible employee or consultant prior to the completion date.

See also: Sections 1 and 2 of the Offer to Exchange

Q7.	Can I exchange shares of Phathom common stock that I acquired via the Phathom Employee Stock Purchase Plan (ESPP) or upon a previous exercise of Phathom options?

A7.

No. This Option Exchange relates only to outstanding Phathom options to purchase shares of our common stock. You may not exchange in this Option Exchange any shares of our common stock that you acquired via the ESPP, upon a prior exercise of options, or by any other means.

See also: Section 2 of the Offer to Exchange

Q8.	How many new RSUs will I receive for the eligible options that I exchange?

A8.

If you participate in the Option Exchange, you will receive one new RSU (representing the right to receive one share of our common stock) for every 2 shares of our common stock underlying eligible stock options surrendered pursuant to the Offer to Exchange. The number of new RSUs will be rounded up to the nearest whole share on a grant-by-grant basis. Fractional RSUs will not be granted in the Option Exchange.

As discussed in Question 5, “How do I know which options are eligible for the Option Exchange?,” some of your eligible option grants may consist of both Incentive Stock Options and Non-qualified Stock Options due to the application of certain limits on Incentive Stock Options under U.S. tax law. For this reason, you may see two awards listed as of any given grant date, one representing the portion of the grant that qualifies as Incentive Stock Options and the other representing the portion of the grant that qualifies as Non-qualified Stock Options. For purposes of the Option Exchange, this “split” based on the tax status of the option will be disregarded. As a result, both portions of an eligible option grant will be treated as one “grant” for purposes of the Option Exchange. On the Option Exchange website, you will see one election box for both the Incentive Stock Option and non-qualified components of an eligible option, and you must exchange all or none of such grant. The rounding described above will be applied to each grant.

New RSUs granted in the Option Exchange will not be vested on their date of grant regardless of whether the surrendered option was fully vested in whole or in part. Instead, the new RSUs granted in the Option Exchange will vest in three equal installments on each of the first three anniversaries of the completion date, subject to continued service on the applicable vesting date.

Your new RSUs will be subject to the terms and conditions of the 2019 Plan and an RSU agreement between you and Phathom. In all events, vesting is subject to continued service with us through the applicable vesting date. Your participation in the Option Exchange and receipt of any new RSUs does not provide any guarantee or promise of continued service with us.

Example

If you hold an eligible option to purchase 2,000 shares of Phathom common stock, you will receive 1,000 new RSUs on the completion date if you elect to participate in the Option Exchange.

You will not have to calculate the number of new RSUs you will receive for the eligible options you elect to exchange in the Option Exchange. The Option Exchange website lists the number of new RSUs you are eligible to receive for each of your eligible option grants.

See also:

•	Answer to Question 5, “How do I know which options are eligible for the Option Exchange?” of this Summary Term Sheet and Questions and Answers

•	Sections 2 and 14 of the Offer to Exchange

Q9.	Will the terms and conditions of my new RSUs be the same as my exchanged options?

A9.	No. RSUs are a different type of award than stock options, and the terms and conditions of your new RSUs will be different from the exchanged options.

Options represent the right to purchase Phathom shares at a fixed price for a specified term (generally ten years from the date of grant, subject to earlier termination in the event of your termination of employment or service). While the eligible options are currently underwater, in the event Phathom’s stock price increases in the future, the eligible options may have a greater value in the future than the new RSUs to be granted in the Option Exchange given that fewer new RSUs will be granted in exchange for the surrender of eligible options.

Also, the vesting schedule of new RSUs will be different from the vesting schedule of the exchanged options. New RSUs granted in the Option Exchange will not be vested on their date of grant regardless of whether the surrendered option was fully vested in whole or in part. Instead, the new RSUs granted in the Option Exchange will vest in three equal installments on each of the first three anniversaries of the completion date, subject to continued service on the applicable vesting date.

Your new RSUs will be subject to the terms and conditions of the 2019 Plan and an RSU agreement between you and Phathom. In all events, vesting is subject to continued service with us through the applicable vesting date. Your participation in the Option Exchange and receipt of any new RSUs does not provide any guarantee or promise of continued service with us.

Links to the 2019 Plan and the current form of RSU agreement under the 2019 Plan are included on the Option Exchange website as exhibits to a document Phathom filed with the SEC called a “Schedule TO,” which is available on the Option Exchange website and the SEC’s website at www.sec.gov.

In addition, the tax treatment of the new RSUs may differ significantly from the tax treatment of your exchanged options.

See also:

•	Answers to Question 11, “When will my new RSU awards vest?” and Question 26, “Will I have to pay taxes if I participate in the Option Exchange?” of this Summary Term Sheet and Questions and Answers

•	Sections 2 and 14 of the Offer to Exchange

Q10.	When will I receive my new RSUs?

A10.

The grant date of the new RSUs will be the completion date. If the offering period is extended, the completion date and the grant of the new RSUs will be correspondingly delayed. Please note that it may take a few weeks from the completion date for you to receive an email related to your new RSUs and for the grant of new RSUs to be reflected in your online E*Trade account. Please review and accept your grant documents in your online E*Trade account. If your account has not been updated for the new RSUs within a few weeks following the completion date, please contact stockadmin@phathompharma.com. You will receive the shares of Phathom common stock subject to your new RSUs if and when your new RSUs vest.

See also:

•	Answer to Question 11, “When will my new RSU awards vest?” of this Summary Term Sheet and Questions and Answers

•	Sections 6 and 9 of the Offer to Exchange

Q11.	When will my new RSU awards vest?

A11.

New RSUs granted in the Option Exchange will not be vested on their date of grant regardless of whether the surrendered option was fully vested in whole or in part. Instead, the new RSUs granted in the Option

Exchange will vest in three equal installments on each of the first three anniversaries if the completion date, subject to continued service on the applicable vesting date.

Your new RSUs will be subject to the terms and conditions of the 2019 Plan and an RSU agreement between you and Phathom. New RSUs granted in the Option Exchange will only vest if the holder remains in continuous service under the terms and conditions of the 2019 Plan, the applicable RSU agreement and other relevant Phathom policies, as each may be amended from time to time. Generally, new RSUs that are not vested at termination of continuous service to Phathom, as determined in accordance with the 2019 Plan, will be forfeited. Your participation in the Option Exchange and receipt of any new RSUs does not provide any guarantee or promise of continued service with us.

Q12.	Do I need to exercise my new RSUs in order to receive shares?

A12.

Unlike stock options, which you must exercise in order to receive the vested shares subject to the option, you do not need to exercise RSUs in order to receive shares. If your new RSUs vest in accordance with the vesting schedule set forth in the applicable RSU agreement, you will automatically receive the shares subject to the new RSUs promptly thereafter (less taxes, of course). Generally, new RSUs that do not vest will be forfeited to Phathom, as determined in accordance with the 2019 Plan.

See also: Section 9 of the Offer to Exchange

Participating in the Option Exchange

Q13.	How do I participate in the Option Exchange?

A13.	If you choose to participate in the Option Exchange, you must take action no later than 11:59 p.m., Eastern Time, on the completion date.

•	First, you need to learn about the Offer to Exchange—what it is, whether you are eligible and which stock options can be exchanged.

•

Next, evaluate your options. You will be able to model how many new RSUs you would receive for your eligible options on the Option Exchange website on a grant-by-grant basis. Keep in mind that you can exchange some, all or none of your eligible option grants for new RSUs, but any exchange must be made on a grant-by-grant basis.

As discussed in Question 5, “How do I know which options are eligible for the Option Exchange?,” some of your eligible option grants may consist of both Incentive Stock Options and Non-qualified Stock Options due to the application of certain limits on Incentive Stock Options under U.S. tax law. For this reason, you may see two awards listed as of any given grant date, one representing the portion of the grant that qualifies as Incentive Stock Options and the other representing the portion of the grant that qualifies as Non-qualified Stock Options. For purposes of the Option Exchange, this “split” based on the tax status of the option will be disregarded. As a result, both portions of an eligible option grant will be treated as one “grant” for purposes of the Option Exchange. On the Option Exchange website, you will see one election box for both the Incentive Stock Option and non-qualified components of an eligible option, and you must exchange all or none of such grant. The rounding described above will be applied to each grant.

•

Lastly, choose which eligible options to exchange, if any. You must make your election online at the Option Exchange website during the offering period (i.e., between the commencement date and the completion date). Just follow these simple steps:

1.

Click on the link to the Option Exchange website in the announcement email you received from Joe Hand, Chief Administrative Officer, dated June 15, 2023, announcing the Option Exchange, or go to the Option Exchange website at http://www.myoptionexchange.com/Identity/Account/Register. Log in to the Option Exchange website using the login instructions provided to you in the announcement email (or if you previously logged into the Option Exchange website, your updated login credentials).

2.

After logging in to the Option Exchange website, review the information and proceed through to the “Election Form” page. You will be provided with personalized information regarding each eligible option grant you hold, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•

the number of vested and unvested shares of our common stock subject to the eligible option grant as of July 14, 2023 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new RSU grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new RSU grant.

3.

On the “Election Form” page, make your selection next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the Option Exchange by selecting “Exchange” or choose not to exchange in the Option Exchange by selecting “Do Not Exchange.”

4.

Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Confirm Elections page and in the Option Exchange documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.

Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your Phathom email. At this point, you will have completed the election process via the Option Exchange website.

We must receive your properly completed and submitted election by the expiration of the Option Exchange, currently expected to be 11:59 p.m., Eastern Time, on July 14, 2023, unless otherwise extended. If you are unable to submit your election via the Option Exchange website as a result of technical failures of the Option Exchange website such as the Option Exchange website being unavailable or the Option Exchange website not enabling you to submit your election, please email stockadmin@phathompharma.com prior to the expiration of the Option Exchange.

If you elect to exchange any portion of an individual eligible option grant in the Option Exchange, you must elect to exchange the entire individual eligible option grant. If you hold more than one individual eligible option grant, however, you may choose to exchange one or more of such individual eligible option grants, on a grant-by-grant basis, without having to exchange all of your individual eligible option grants. No partial exchanges of an eligible option grant will be permitted. If you are eligible to participate in the Option Exchange, the Option Exchange website will list all of your eligible options.

We may extend this Option Exchange. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 9:00 a.m., Eastern Time, on July 17, 2023 (the U.S. business day following the previously scheduled completion date).

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this Option Exchange, we will accept all properly tendered eligible option grants promptly after the expiration of this Option Exchange.

See also:

•	Answer to Question 5, “How do I know which options are eligible for the Option Exchange?” of this Summary Term Sheet and Questions and Answers

•	Answer to Question 14, “Am I required to participate in the Option Exchange?” of this Summary Term Sheet and Questions and Answers

•	Sections 4 and 14 of the Offer to Exchange

Q14.	Am I required to participate in the Option Exchange?

A14.

No. Participation in the Option Exchange is voluntary. If you choose not to participate in the Option Exchange, you will continue to hold your eligible options on the same terms and conditions and pursuant to which they were originally granted.

See also: Section 2 of the Offer to Exchange

Q15.	Can I choose which eligible options I want to exchange?

A15.

You may choose to exchange some, all or none of your eligible options in the Option Exchange entirely at your discretion. However, if you elect to participate in the Option Exchange, to exchange an individual eligible option grant, you must elect to exchange the entire individual eligible option grant.

As discussed in Question 5, “How do I know which options are eligible for the Option Exchange?,” some of your eligible option grants may consist of both Incentive Stock Options and Non-qualified Stock Options due to the application of certain limits on Incentive Stock Options under U.S. tax law. For this reason, you may see two awards listed as of any given grant date, one representing the portion of the grant that qualifies as Incentive Stock Options and the other representing the portion of the grant that qualifies as Non-qualified Stock Options. For purposes of the Option Exchange, this “split” based on the tax status of the option will be disregarded. As a result, both portions of an eligible option grant will be treated as one “grant” for purposes of the Option Exchange. On the Option Exchange website, you will see one election box for both the Incentive Stock Option and non-qualified components of an eligible option, and you must exchange all or none of such grant. The rounding described above will be applied to each grant.

Phathom is not accepting partial tenders of individual eligible option grants, except that you may elect to exchange the entire remaining portion of an eligible option grant that you have exercised partially. You otherwise may not elect to exchange only some of the shares covered by any particular individual eligible option grant.

See also:

•	Answer to Question 5, “How do I know which options are eligible for the Option Exchange?” of this Summary Term Sheet and Questions and Answers

•	Section 2 of the Offer to Exchange

Q16.	Are there any restrictions on the number of eligible options grants I must elect to exchange in order to participate in the Option Exchange?

A16.

No. There is no minimum number of eligible options that you must elect to exchange in order to participate. However, if you elect to participate in the Option Exchange, to exchange an individual eligible option grant, you must elect to exchange the entire individual eligible option grant. Phathom is not accepting partial tenders of individual eligible option grants, except that you may elect to exchange the entire remaining portion of an eligible option grant that you have exercised partially. You otherwise may not elect to exchange only some of the shares covered by any particular individual eligible option grant.

Please note that there may be brokerage and/or wire fees associated with selling the shares of Phathom common stock acquired upon vesting of new RSUs which could affect the benefit you can realize from such sale.

See also:

•	Answer to Question 18, “Do I have to pay for the new RSUs?” of this Summary Term Sheet and Questions and Answers

•	Section 9 of the Offer to Exchange

Q17.	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A17.

If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee or consultant beneficially owns a portion of that eligible option grant, then in order to participate in the Option Exchange with respect to such eligible option grant, you may accept this Option Exchange with respect to the entire remaining outstanding portion of the eligible option grant, including the portion beneficially owned by the other person, as long as you are the legal owner of the eligible option grant. As described in Answer to Question 15, we are not accepting partial tenders of an eligible option grant, so you may not accept this Option Exchange with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the eligible option grant, we will respect an election properly made by you, but will not be responsible to you or the beneficial owner of the eligible option grant for any errors made by you with respect to such eligible option grant.

See also: Section 2 of the Offer to Exchange

Q18.	Do I have to pay for the new RSUs?

A18.

You do not have to make any cash payment to Phathom to receive a grant of new RSUs in exchange for your exchanged options. You also do not have to pay Phathom to receive the shares of Phathom common stock that become issuable to you if your new RSUs vest; however, you may have taxes due on the vesting of the RSUs.

Please also note that you will incur brokerage and/or wire fees in the event you decide to sell the shares of Phathom common stock issued to you upon vesting of your new RSUs.

See also:

•	Answer to Question 26, “Will I have to pay taxes if I participate in the Option Exchange?” of this Summary Term Sheet and Questions and Answers

•	Section 9 and 14 of the Offer to Exchange

Q19.	How do I decide whether I should participate in the Option Exchange?

A19.

First, review all of the materials provided to you in connection with the Offer to Exchange, including this Summary Term Sheet and Questions and Answers. These materials can all be found on the Option Exchange website and in, or filed as exhibits to, a document filed by Phathom with the SEC called a “Schedule TO,” which is available on the SEC website at http://www.sec.gov.

In addition to reviewing the materials, please note the following:

•	This is not a one-for-one exchange. You will receive fewer new RSUs than the number of shares of our common stock underlying eligible options that you surrender for exchange.

•

RSUs provide value upon vesting even if Phathom’s stock price does not increase after the grant date. However, because you will receive fewer new RSUs than the options you elect to exchange, it is possible that, at some point in the future, options you choose to exchange could be economically more valuable than the new RSUs received by you pursuant to the Option Exchange.

•	New RSUs granted in the Option Exchange will be subject to a new vesting schedule. Even if the eligible options you exchange were vested in whole or in part, all of your new RSUs will be unvested.

•

Do not forget to consider taxes. In general, your new RSUs will be taxed when they vest. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax consequences and social insurance contributions that may apply to you.

Please also note that no one from Phathom is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in the Offer to Exchange or the documents referenced in the Offer to Exchange. You must make your own personal decision as to whether or not to participate in the Option Exchange. You are strongly encouraged to consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) for further advice.

See also:

•	Sections 3 and 9 of the Offer to Exchange

•	Risks of Participating in the Option Exchange in the Offer to Exchange

Q20.	Is Phathom making any recommendation as to whether I should exchange my eligible options?

A20.

No. Phathom is providing you with as much information as possible to assist you in making your own informed decision. However, Phathom is not making any recommendation as to whether you should accept the Option Exchange. No one from Phathom is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in the Offer to Exchange or the documents referenced in the Offer to Exchange. You must make your own personal decision as to whether or not to participate in the Option Exchange. You are strongly encouraged to consult with your personal legal counsel, accountant, financial, and/or tax advisor for further advice.

See also:

•	Section 3 of the Offer to Exchange

•	Risks of Participating in the Option Exchange in the Offer to Exchange

Q21.	How will we determine whether an eligible option has been properly tendered?

A21.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of the documents you submit to accept the Option Exchange for any of your eligible options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any options tendered for exchange that we determine is not in appropriate form or that we determine is unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this Option Exchange. No tender of eligible options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election, and we will not incur any liability for failure to give any notice.

See also: Section 4 of the Offer to Exchange

Q22.	Will my decision to participate in the Option Exchange have an impact on my ability to receive options or other equity awards in the future?

A22.

No. Your election to participate or abstain from participating in the Option Exchange will have no effect on our making future grants of options, other equity awards, or any other rights to you or anyone else.

See also: Section 1 of the Offer to Exchange

Exchanged Options

Q23.	When will my exchanged options be cancelled?

A23.

Your exchanged options will be cancelled as of the completion date. If the Option Exchange is extended and the completion date delayed, the cancellation of your exchanged options and the grant date of any new RSUs will be correspondingly delayed. Exchanged options that are cancelled will no longer be displayed through your online E*Trade account following the completion date.

See also: Section 6 of the Offer to Exchange

Q24.	Will I be required to give up all of my rights under the exchanged options?

A24.

Yes. Once Phathom has accepted your exchanged options, your exchanged options will be cancelled and you will no longer have any rights under those exchanged options. Phathom will cancel all exchanged options as of the completion date. However, if the completion date is delayed, the date the exchanged options are cancelled and the grant date of any new RSUs will be correspondingly delayed.

See also: Section 6 of the Offer to Exchange

Q25.	After I have elected to exchange eligible options, is there anything I must do to receive new RSUs after the completion date?

A25.

No. Once your exchanged options have been cancelled, you do not need to take additional action in order to receive your new RSUs. Your new RSUs will be granted to you as of the completion date. If the Option Exchange is extended and the completion date delayed, the date on which new RSUs are granted will be correspondingly delayed. In order to receive the shares covered by the new RSU grant, you must continue to be an employee or consultant and eligible for vesting under Phathom’s policies, as amended from time to time, through the applicable vesting date.

Please note that it may take a few weeks from the completion date for you to receive an email related to your new RSUs and for the grant of new RSUs to be reflected in your online E*Trade account. You will be required to accept your grant documents in your online E*Trade account.

See also:

•	Answer to Question 11, “When will my new RSU awards vest?” of this Summary Term Sheet and Questions and Answers

•	Section 9 of the Offer to Exchange

Tax Consequences

Q26.	Will I have to pay taxes if I participate in the Option Exchange?

A26.

If you participate in the Option Exchange, you will not be required to recognize income for income taxes or other tax purposes at the time of the exchange, or when the new RSUs are granted. You generally will recognize income for income tax and other tax purposes when the new RSUs vest and the shares underlying the new RSUs are issued to you.

You should consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to determine the personal tax consequences to you of participating in the Option Exchange. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different income tax, social insurance contributions and other tax consequences that may apply to you.

If your eligible options were granted while you were providing services in one jurisdiction and you now work for Phathom in another jurisdiction, you may be subject to income taxes and other taxes at the time of the exchange in the jurisdiction in which the eligible option was originally granted. You should consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to determine the tax effect of your individual circumstances.

See also:

•	Section 14 of the Offer to Exchange

Q27.	Are there tax considerations relating to my eligible options that are Incentive Stock Options?

A27.

To the extent the Option Exchange remains open for 30 calendar days (or longer), then all eligible Incentive Stock Options which are not accepted in the Option Exchange will be considered “modified.” This will result in a deemed re-grant of such Incentive Stock Options such that the date of grant for purposes of the two-year holding period necessary to receive favorable U.S. tax treatment for your Incentive Stock Options will restart. The Option Exchange is not currently scheduled to remain outstanding for 30 calendar days or more, and therefore should not result in an automatic modification of Incentive Stock Options not exchanged, but if we decide to extend the Option Exchange for business or other reasons, a modification may result. In the event of such a modification, your eligible options may continue to be Incentive Stock Options (subject to the limitations on Incentive Stock Options under U.S. tax rules), but the date of grant for purposes of the Incentive Stock Option holding periods applicable to such eligible options will be the date the Option Exchange commenced (June 15, 2023). Therefore, in order to receive favorable tax treatment with respect to such eligible options in the event of a deemed modification, you must not dispose of the shares received from the exercise of the eligible options within two years from the date the Option Exchange commenced (June 15, 2023) or within one year from the date of exercise.

You should consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to determine the personal tax consequences to you of participating in the Option Exchange. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different income tax, social insurance contributions and other tax consequences that may apply to you.

See also:

•	Section 14 of the Offer to Exchange

Options Not Exchanged

Q28.	What happens to my eligible option grants if I choose not to participate?

A28.

If you choose not to participate, your eligible option grants will remain outstanding until they are exercised or expire by their terms, retain their current exercise price, retain their current vesting schedule and retain all of the other terms and conditions as set forth in the 2019 Plan and option agreement related to such eligible option grants.

See also: Section 6 of the Offer to Exchange

Changing or Withdrawing Previous Elections

Q29.	Can I change my mind about which eligible options I want to exchange?

A29.

To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible options from this Option Exchange, you must deliver a valid new election indicating only the eligible option grants you wish to exchange in the Option Exchange or a valid new election indicating that you reject the Option Exchange with respect to all of your eligible options, by completing the election process via the following method outlined below on or before the completion date, currently expected to be 11:59 p.m., Eastern Time, on July 14, 2023, unless otherwise extended:

Election changes and withdrawals via the Option Exchange website

1.	Log in to the Option Exchange website at www.myoptionexchange.com.

2.

After logging in to the Option Exchange website, review the information and proceed through to the “Election Form” page, where you will find personalized information regarding each eligible option grant you hold, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•

the number of vested and unvested shares of our common stock subject to the eligible option grant as of July 14, 2023 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new RSU grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new RSU grant.

3.

On the “Election Form” page, change your selection next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the Option Exchange by selecting “Exchange” or choose not to exchange in the Option Exchange by selecting “Do Not Exchange.”

4.

Proceed through the Option Exchange website by following the instructions provided. Review your selections and confirm that you are satisfied with your selections. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Confirm Elections page and in the Option Exchange documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.

Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Option Exchange via the Option Exchange website.

We must receive your properly completed and submitted election by the expiration of the Option Exchange, currently expected to be 11:59 p.m., Eastern Time, on July 14, 2023, unless otherwise extended. If you are unable to submit your election via the Option Exchange website as a result of technical failures of the Option Exchange website such as the Option Exchange website being unavailable or the Option Exchange website not enabling you to submit your election, please email stockadmin@phathompharma.com

Your delivery of all documents regarding the Option Exchange, including elections, is at your risk. If you submit your election via the Option Exchange website, a confirmation statement will be generated by the Option Exchange website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. The printed confirmation statement will provide evidence that you submitted your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by emailing phathom@infiniteequity.com. Only responses that are properly completed and actually received by us by the deadline through the Option Exchange website at www.myoptionexchange.com will be accepted. Responses submitted by any other means, including hand delivery, interoffice, email, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

See also:

•	Answer to Question 14, “Am I required to participate in the Option Exchange” of this Summary Term Sheet and Questions and Answers

•	Sections 4 and 5 of the Offer to Exchange

Q30.	Can I change my mind and withdraw from the Option Exchange?

A30.

Yes. You may change your mind after you have submitted an election and withdraw from the Option Exchange at any time on or before the completion date (which currently is expected to be July 14, 2023, at 11:59 p.m., Eastern Time) and retain your eligible options under their existing terms. If we extend the completion date, you may withdraw your election at any time until the extended Option Exchange expires. You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the completion date.

See also:

•	Answer to Question 14, “Am I required to participate in the Option Exchange” of this Summary Term Sheet and Questions and Answers

•	Section 5 of the Offer to Exchange

Q31.	What if I withdraw my election and then decide again that I want to participate in the Option Exchange?

A31.

If you have withdrawn your election to participate with respect to some or all of your eligible option grants and then decide again that you would like to participate in this Option Exchange, you may reelect to participate by submitting a new properly completed election via the Option Exchange website at www.myoptionexchange.com on or before the completion date, in accordance with the procedures described in Question 29, “Can I change my mind about which eligible options I want to exchange?” and Section 4 of the Offer to Exchange.

See also:

•	Answer to Question 14, “Am I required to participate in the Option Exchange” of this Summary Term Sheet and Questions and Answers

•	Sections 4 and 5 of the Offer to Exchange

Changes to the Offer to Exchange and Conditions to the Option Exchange

Q32.	If Phathom extends the Option Exchange or changes the Offer to Exchange, how will you notify me?

A32.

If Phathom extends the Option Exchange or otherwise changes the Offer to Exchange, Phathom will issue a press release, email and/or other form of communication disclosing the extension no later than 9:00 a.m., Eastern Time, on the next U.S. business day following the previously scheduled completion date.

See also: Sections 2 and 14 of the Offer to Exchange

Q33.	Are there any conditions to the completion of the Option Exchange?

A33.

Yes. The completion of the Option Exchange is subject to a number of customary conditions that are described in Section 7 of the Offer to Exchange. If any of these conditions are not satisfied, Phathom will not be obligated to accept and exchange properly tendered eligible option grants, though Phathom may elect to do so at its sole discretion.

The offer is not conditioned upon a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible employees and consultants participating.

See also: Sections 2 and 7 of the Offer to Exchange

Availability of Additional Information

Q34.	Whom can I contact if I have questions about the Option Exchange, or if I need additional copies of communications issued to date?

A34.

You may download copies of all of the documents referred to in the Offer to Exchange and this Summary Term Sheet and Questions and Answers from the Option Exchange website. Phathom has also publicly filed the documents with the SEC on exhibits to a document called a “Schedule TO,” which is available at http://www.sec.gov.

You may also direct questions about the Offer to Exchange and requests for additional copies of the Offer to Exchange and the other documents to herein to:

Email: stockadmin@phathompharma.com

See also: Section 17 of the Offer to Exchange

FORWARD-LOOKING STATEMENTS

Participating in the Option Exchange involves a number of risks, including those described below. The risks described below, as well as the risk factors in our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2023, and our Annual Report on Form 10-K for our fiscal year ended December 31, 2022, filed with the SEC, highlight some of the material risks related to Phathom and which may impact your decision whether to participate in this Option Exchange. You should consider these risks carefully, and you are encouraged to speak with an investment and tax adviser as necessary before deciding whether to participate in the Option Exchange. In addition, we urge you to read the sections in this Offer to Exchange discussing the tax consequences of participating in the exchange of options pursuant to the Option Exchange, as well as the rest of this Offer to Exchange document, for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Option Exchange.

In addition, this Offer to Exchange and our SEC reports referred to above include “forward-looking statements.” These statements involve known and unknown risks, uncertainties, assumptions, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk factors” included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and our Annual Report on Form 10-K for the year ended December 31, 2022. Furthermore, such forward-looking statements speak only as of the date hereof. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

RISKS OF PARTICIPATING IN THE OPTION EXCHANGE

Risks that are Specific to this Offer

New RSUs granted to you in the Offer to Exchange will be entirely unvested as of the grant date of those new RSUs and will vest over a three-year period following the completion date of this Option Exchange. Such vesting requires that you remain in the service of Phathom. If your service with us terminates for any or no reason, your unvested new RSUs will expire automatically.

New RSUs granted to you will be unvested as of the completion date and will vest in three equal installments on each of the first three anniversaries of the completion date, subject to continued service on the applicable vesting date. This is true even if your exchanged options are already vested in whole or in part. Vesting requires the passage of time and that your services to us continue through each vesting date. If you do not remain an employee or consultant with us through each date your new RSUs are scheduled to vest, you will not have the right to receive all of the shares subject to those new RSUs. Instead, the unvested portion of your new RSUs generally will expire immediately upon your termination. As a result, you may not receive any value from your new RSUs. Nothing in the Offer to Exchange should be construed to confer upon you the right to remain an employee or consultant of Phathom. The terms of your employment or service with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in service with Phathom until the completion date or thereafter.

Because the Option Exchange is not on a one-for-one basis, your new RSUs may not be worth as much as your exchanged options if our stock price increases following the completion date.

If the price of our common stock increases after the date on which your exchanged options are cancelled, your exchanged options might be worth more than the new RSUs that you receive in exchange for them.

Because the exchange ratio of this offer is not one-for-one with respect to exchanged options, it is possible that, at some point in the future, your exchanged options could be economically more valuable than the new RSUs received by you pursuant to the Option Exchange. For example, if you exchange an eligible option to purchase 2,000 shares with an exercise price of $31.50 per share and a stock option expiration date of January 2031, you would receive 1,000 new RSUs. Assume, for illustrative purposes only, that the price of our common stock increases to $70 per share following the completion date of the Option Exchange. Under this example, if you had kept your exchanged options and exercised and sold the underlying shares at $70 per share, you would have realized a pre-tax gain of $77,000, but if you exchanged your eligible option grant for new RSUs, and immediately sold the shares subject to the new RSU grant upon vesting when the price of our common stock is $70 per share, you would realize a pre-tax gain of only $70,000.

In addition, you may pay more taxes on your new RSUs than you would on your eligible option grant that you surrendered. For example, if you exchange an eligible option grant for 2,000 shares with an exercise price of $31.50 and a stock option expiration date of January 2031, you would receive 1,000 new RSUs. If the eligible option grant was exercised for $31.50 per share while the fair market value of our common stock was $40 per share, you would recognize ordinary income on $17,000 at exercise. If you later sold the shares at $60 per share, you would have capital gain on $20 per share, which is the difference between the sale price of $60 and the $40 fair market value at exercise. If you held the shares more than 12 months, this would be taxed at long-term capital gains rates (currently a maximum of 25%), and if you held the shares for 12 months or less, this would be taxed at short-term capital gains rates (currently a maximum of 37%). If, instead, you exchange your eligible option grant for new RSUs, you would recognize ordinary income (currently at a maximum rate of 37%) on the full fair market value of the shares you receive at the time you receive them (i.e., when they vested). For instance, if you vest in 1,000 new RSUs on a day when the fair market value of our stock is $40 per share, you will recognize ordinary income on $40,000. You then would be subject to additional long- or short-term capital gain, as applicable (depending on the length of time you have held such shares) on any additional gain when you sell the shares. For instance, if you sold the shares at $60 per share, you would have a capital gain of $20 per share. When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for new RSUs or the shares thereunder, while, in the example above, you would have paid $31.50 per share of post-tax dollars for the shares subject to your eligible option grant.

If your provision of continuous service to us terminates for any reason before your new RSUs vest, you will not receive any value from your new RSUs. Your new RSUs will not be vested on the grant date, and if your continuous service with Phathom terminates prior to the vesting of such new RSUs, you will not receive full value (or potentially, any value) for your new RSUs.

The vesting schedule of new RSUs will be different from the vesting schedule of the exchanged options, many of which are vested as of the commencement date of the Option Exchange. The new RSUs will be subject to a new vesting schedule. If your employment or service with Phathom terminates (whether voluntarily or involuntarily) prior to the date your new RSUs are scheduled to vest, you will not receive the shares subject to those new RSUs. Instead, your new RSUs will expire immediately upon your termination of continuous service, within the meaning of the 2019 Plan and applicable RSU agreement. As a result, you would not receive full value (or potentially, any value) from your new RSUs. See Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of New RSUs” for more information.

The Option Exchange currently is expected to remain open for less than 30 calendar days. If the offering period is extended, even if you choose not to participate in the Option Exchange, the holding periods required to be eligible for favorable tax treatment for your existing eligible options that are Incentive Stock Options will restart.

Generally, if your eligible options are Incentive Stock Options, they may qualify for favorable tax treatment if you hold them for more than two years after the grant date and for more than one year after the date of exercise. Under the U.S. tax rules governing Incentive Stock Options, if an offer to modify an Incentive Stock Option remains outstanding for 30 or more calendar days, then the Incentive Stock Option is deemed modified regardless of whether you participate in the offer. The Option Exchange currently is expected to remain open for less than 30 calendar days, and therefore should not result in a modification of your Incentive Stock Options, but if we decide to extend the Option Exchange for business or other reasons, a modification may result.

In the event of a deemed modification, your eligible options may continue to be Incentive Stock Options depending on the application of certain limits on Incentive Stock Options under US. Tax rules, but the date of grant for purposes of the Incentive Stock Option holding periods applicable to such eligible options will be the date the Option Exchange commenced (June 15, 2023). Therefore, in order to receive favorable tax treatment with respect to such eligible options in the event of a deemed modification, you must not dispose of the shares received from the exercise of the eligible options within two years from the date the Option Exchange commenced (June 15, 2023) or within one year from the date of exercise.

For more detailed information, please read the rest of this Offer to Exchange, and see the tax disclosure set forth under Section 14 of “The Offer to Exchange” below.

The Option Exchange may have tax ramifications on you.

If you are a U.S. taxpayer and participate in the Option Exchange, you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and, with respect to new RSUs, on the grant date. However, you generally will have taxable ordinary income when the new RSUs vest and the shares underlying your new RSUs are issued to you, at which time Phathom generally also will have a tax withholding obligation. You also may have taxable capital gains when you sell the shares underlying the new RSUs. Note that the tax treatment of new RSUs differs significantly from the tax treatment of your exchanged options, and as a result of your participation in this offer, your tax liability could be higher than if you had kept your exchanged options. Please see Section 14 of the Offer to Exchange entitled “Material Income Tax Consequences” for a discussion of the general tax consequences associated with exchanged options.

Risks that are Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and our Annual Report on Form 10-K for the year ended December 31, 2022, and also the other information provided in this Offer to Exchange (including the Schedules to this Offer to Exchange) and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://investors.phathompharma.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 17 entitled “Additional Information” for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER TO EXCHANGE

THE OFFER TO EXCHANGE

The following represents the Offer to Exchange. You should read carefully this entire Offer to Exchange, the Summary Term Sheet and Questions and Answers, the Election Terms and Conditions and other attached exhibits together with their associated instructions, and the other related documents referenced in this Offer to Exchange. This Offer to Exchange is made subject to the terms and conditions of these documents, which may be amended from time to time hereafter. The information in this Offer to Exchange is not complete and may not contain all of the information that is important to you. Additional important and material information is contained in the related documents referenced in this Offer to Exchange. Please review this Offer to Exchange to ensure that you are making an informed decision regarding your participation in the Option Exchange. Certain terms used in this Offer to Exchange are defined in the answer to Question 2 of the Summary Term Sheet and Questions and Answers, “What are some key terms used in the Option Exchange?”

Section 1. Eligibility.

In order to participate in the Option Exchange, you must be an eligible employee or consultant holding outstanding eligible options as of the commencement date and the completion date.

You are an “eligible” employee or consultant if you are an employee or consultant as of the commencement date and you remain an employee or consultant through the completion date. You will not be an “eligible” employee or consultant for purposes of this offer if you cease to be an employee or consultant for any reason prior to the completion of the Option Exchange, including a termination of your employment or service by reason of retirement, disability, death or for cause. You will also not be considered to be an “eligible” employee or consultant if you are (i) on a leave that will result in a termination of employment with Phathom, (ii) have provided a notice of resignation to Phathom; or (iii) have received a notice of termination of employment or service from Phathom, in each case even if such resignation or termination will not take effect until following the completion of the Option Exchange. Non-employee members of our board of directors, who are listed on Schedule A to this Offer to Exchange, even if they also serve as a consultant, are not eligible to participate in the Option Exchange.

To receive a grant of new RSUs, you must remain an eligible employee or consultant of Phathom through the completion date. If you do not remain an eligible employee or consultant to Phathom through the completion date, you will keep your current eligible options and they will vest and expire in accordance with their existing terms. If the offering period is extended and the completion date delayed, then the cancellation date of the exchanged options and the grant of new RSUs will be correspondingly delayed.

If you are an employee, except as provided by applicable law and/or any employment agreement between you and Phathom, your employment with Phathom remains “at-will” and can be terminated by you or your employer at any time, with or without cause or notice. Participation in Phathom’s equity plans is entirely voluntary, and the benefits afforded under the 2019 Plan do not form an employment or service contract with Phathom or any of its affiliates. The grant of new RSUs in connection with the Option Exchange is a one-time benefit and will not provide you with the right to receive any future equity award grants under Phathom’s equity plan or otherwise. In order to vest in your new RSUs and receive the shares subject to the new RSUs, you generally must provide continuous service to Phathom through each scheduled vesting date. If you cease providing continuous service to Phathom before your new RSUs vest, your new RSUs will expire unvested and you will not be issued any shares of common stock pursuant to any unvested portion of your new RSUs.

Only eligible options will be accepted for exchange in the Option Exchange. An “eligible option” must meet all of the following criteria:

•	the option was granted prior to June 15, 2023 under the 2019 Plan;

•	the option has a per share exercise price of more than $30.00 per share;

•	the option is held by an eligible employee or consultant;

•	the option is outstanding and unexercised as of the completion date;

•	the option is properly elected to be exchanged; and

•	the election to exchange the option is not validly withdrawn before 11:59 p.m., Eastern Time, on the completion date.

In addition, an option will not be eligible for exchange (and any election with regard to such option will be disregarded), if, on the completion date, the per share exercise price of the option is less than the per share closing price of Phathom’s common stock on the Nasdaq Global Select Market on such date.

Section 2. Types of Awards Granted in the Option Exchange; Number of New RSUs; Completion Date.

Phathom will be granting new RSUs to eligible employees and consultants in exchange for the cancellation of eligible options. If you elect to participate in the Option Exchange, you will receive new RSUs in exchange for the cancellation of your eligible options.

Fractional RSUs will be rounded up to the nearest whole RSU on a grant-by-grant basis. Fractional RSUs will not be granted in the Option Exchange.

Participation in this offer is completely voluntary. You may decide which of your eligible options you wish to exchange. If you hold more than one eligible option grant, you may choose to exchange one or more eligible option grants without having to exchange all of your eligible option grants. If you elect to participate in the Option Exchange, you must exchange all of the shares subject to any individual eligible option grant that you choose to exchange. We are not accepting partial tenders of eligible option grants. However, if you elect to participate in this offer with respect to any partially exercised eligible option grant, you must exchange the entire remaining portion of such eligible option grant.

There are two types of stock options – Incentive Stock Options and Non-qualified Stock Options – and the tax treatment of each type is different. Some of your eligible option grants may consist entirely of one of these two types of options and some of your eligible option grants may consist of a mix of both types due to the application of certain limits on Incentive Stock Options under U.S. tax laws. This “split” is determined automatically at the time of grant and is reflected in your E*Trade account and will also be reflected on the Option Exchange website. For this reason, you may see two awards listed as of any given grant date, one representing the portion of the grant that qualifies as Incentive Stock Options and the other representing the portion of the grant that qualifies as Non-qualified Stock Options, although both awards are technically part of the same “grant” with the same grant date. For purposes of the Option Exchange, this “split” based on the tax status of the option will be disregarded. As a result, both portions of an eligible option grant will be treated as one “grant” for purposes of the Option Exchange. On the Option Exchange website, you will see one election box for both the Incentive Stock Option and non-qualified components of an eligible option, and you must exchange all or none of such grant. See Section 14 of this Offer to Exchange, “Material Income Tax Consequences,” for further information.

For example (and except as otherwise described below), if you hold (i) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (ii) an eligible option grant to purchase 1,000 shares, and (iii) an eligible option grant to purchase 3,000 shares, you may choose to exchange all three eligible option grants, or only two of the three eligible option grants, or only one of the three grants, or none at all. However, you may not elect to exchange a partial amount under any eligible option grant (such as an election to exchange only 150 shares of the remaining 300 shares under the first eligible option grant).

All eligible options that are properly surrendered in the Option Exchange and accepted by us for exchange pursuant to this Option Exchange will be cancelled as of the completion date, and eligible options elected for exchange will no longer be exercisable after that time. The new RSUs will be granted in exchange for the exchanged options as of the completion date.

The completion date will be 11:59 p.m., Eastern Time, on July 14, 2023, unless we extend the offer at our sole discretion. If we extend the offer, the completion date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

Section 3. Purposes of the Option Exchange and Reasons for Structure of the Option Exchange.

Purpose of the Option Exchange

Phathom believes our employees and consultants should be rewarded when value has been created for shareholders. Phathom’s equity programs (e.g., stock options, RSUs) and offerings reinforce this “stake in the result” approach which we believe is critical to the company’s success. Since October 2021, we have experienced a significant decline in our stock price. This decline in price has resulted in a considerable number of Phathom’s employees and consultants holding stock options that are deeply “underwater”—making them less effective as employee incentive and retention tools and therefore helpful in meeting our strategic objectives.

Phathom is offering the Option Exchange to (i) realign eligible employee and consultant and stockholder interests and (ii) provide a way for eligible employees and consultants to realize value from eligible underwater options. The Option Exchange gives eligible employees and consultants an opportunity to exchange certain options that are significantly “underwater” as of the commencement date for new RSUs that may provide value even if Phathom’s stock price does not increase. This approach of exchanging eligible options for a lesser number of new RSUs is consistent with Phathom’s current compensation strategy and provides what Phathom believes is a meaningful incentive for eligible employees and consultants whose options are currently underwater.

In determining how to increase the retentive and motivational value of equity awards for employees and consultants, different alternatives were considered. The structure of the Option Exchange was chosen as it provides the further benefit of reducing the overhang represented by the outstanding eligible options. Although these options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our books with the potential to dilute stockholders’ interests for up to the full term of the options unless they are surrendered or cancelled. The Option Exchange will help to remedy the fact that we are obligated to recognize compensation expense for the underwater options, even though they are not providing their intended incentive and retention benefits, which we feel is not an efficient use of our resources. We also believe that the structure of the offer is in accordance with our current compensation philosophy to align equity incentives with current compensation.

We have adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“Topic 718”). Under Topic 718, the Option Exchange with respect to all eligible options is considered a modification of those options exchanged and as a result we may be required to recognize incremental compensation expense, if any, resulting from the new RSUs granted in the Option Exchange. The incremental compensation will be measured as the excess, if any, of the fair value of each new RSU granted to eligible employees and consultants in exchange for the exchanged options, measured as of the date the new RSUs are granted, over the fair value of the eligible options exchanged for the new RSUs, measured immediately prior to the exchange. This incremental compensation expense will be recognized over the remaining requisite service period of the new RSUs. In the event that any of the new RSUs are forfeited prior to their vesting due to termination of employment or other service, any incremental compensation expense of the forfeited new RSUs will not be recognized.

Plans and Proposals

Except as otherwise disclosed in or incorporated by reference into this Offer to Exchange, while we regularly review our strategic alternatives, we presently have no plans, proposals, or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any named executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, Phathom makes changes in the composition and structure of its board of directors and/or management. Phathom expects that it will continue to make changes in this regard.

Section 4. Procedures for Electing to Exchange Options.

Proper election to exchange options

Participation in this Option Exchange is voluntary. If you are an eligible employee or consultant, at the start of the Option Exchange you will have received an announcement email from Joe Hand, Chief Administrative Officer, dated June 15, 2023, announcing this Option Exchange. If you do not want to participate, then no action is necessary. If you choose to participate in the Option Exchange, you must do the following before 11:59 p.m., Eastern Time, on the completion date, which is expected to be July 14, 2023.

1.

Click on the link to the Option Exchange website in the announcement email you received from Joe Hand, Chief Administrative Officer, dated June 15, 2023, announcing the Option Exchange, or go to the Option Exchange website at http://www.myoptionexchange.com/Identity/Account/Register. Log in to the Option Exchange website using the login instructions provided to you in the announcement email (or if you previously logged into the Option Exchange website, your updated login credentials).

2.

After logging in to the Option Exchange website, review the information and proceed through to the “Election Form” page. You will be provided with personalized information regarding each eligible option grant you hold, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•

the number of vested and unvested shares of our common stock subject to the eligible option grant as of July 14, 2023 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new RSU grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new RSU grant.

3,

On the “Election Form” page, make your selection next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the Option Exchange by selecting “Exchange” or choose not to exchange in the Option Exchange by selecting “Do Not Exchange.”

4.

Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Confirm Elections page and in the Option Exchange documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.

Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. At this point, you will have completed the election process via the Option Exchange website.

We must receive your properly completed and submitted election by the expiration of the Option Exchange, currently expected to be 11:59 p.m., Eastern Time, on July 14, 2023. If you are unable to submit your election via the Option Exchange website as a result of technical failures of the Option Exchange website such as the Option Exchange website being unavailable or the Option Exchange website not enabling you to submit your election, please email stockadmin@phathompharma.com.

If you elect to exchange any portion of an individual eligible option grant in the Offer to Exchange, you must elect to exchange the entire individual eligible option grant. If you hold more than one individual eligible option grant, however, you may choose to exchange one or more of such individual eligible option grants, on a grant-by-grant basis, without having to exchange all of your individual eligible option grants. No partial exchanges of an eligible option grant will be permitted. If you are eligible to participate in the Option Exchange, the Option Exchange website will list all of your eligible options.

There are two types of stock options – Incentive Stock Options and Non-qualified Stock Options – and the tax treatment of each type is different. Some of your eligible options may consist entirely of one of these two types of options and some of your eligible options may consist of a mix of both types due to the application of certain limits on Incentive Stock Options under U.S. tax laws. This “split” is determined automatically at the time of grant and is reflected in E*Trade. As a result, eligible employees and consultants may see two awards listed as of any given grant date, one representing the portion of the grant that qualifies as Incentive Stock Options and the other representing the portion of the grant that qualifies as Non-qualified Stock Options, although both awards are technically part of the same “grant” with the same grant date. For purposes of the Option Exchange, this “split” based on the tax status of the option will be disregarded. As a result, both portions of an eligible option grant will be treated as one “grant” for purposes of the Option Exchange. On the Option Exchange website, you will see one election box for both the Incentive Stock Option and non-qualified components of an eligible option, and you must exchange all or none of such grant.

We may extend this Option Exchange. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 9:00 a.m., Eastern Time, on July 17, 2023 (the U.S. business day following the previously scheduled completion date). This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this Option Exchange, we will accept all properly tendered eligible option grants promptly after the expiration of this Option Exchange.

You may change your mind after you have submitted an election and withdraw from the Option Exchange at any time on or before the completion date, as described in Section 5 below. You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the completion date. You also may change your mind about which of your eligible option grants you wish to have exchanged. If you wish to include more or fewer eligible option grants in your election, you must complete and submit a new election on or before the completion date by following the procedures described in Section 5 below. This new election must be properly submitted after any prior elections you have submitted and must list all eligible option grants you wish to exchange. Any prior election will be disregarded. If you wish to withdraw some or all of the eligible option grants you elected for exchange, you may do so at any time on or before the completion date by following the procedures described in Section 5 below.

Your delivery of all documents regarding the Option Exchange, including elections, is at your risk. If you submit your election via the Option Exchange website, a confirmation statement will be generated by the Option Exchange website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. The printed confirmation statement will provide evidence that you submitted your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by emailing phathom@infiniteequity.com. Only responses that are properly completed and actually received by us by the deadline through the Option Exchange website at www.myoptionexchange.com will be accepted. Responses submitted by any other means, including hand delivery, interoffice, email, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine it is unlawful to accept. Subject to the terms and conditions of this Option Exchange, we will accept all properly tendered eligible option grants promptly after the expiration of this Option Exchange.

Our receipt of your election is not by itself an acceptance of your options for exchange. For purposes of this Option Exchange, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be July 14, 2023.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any eligible options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any option tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this Option Exchange. We also reserve the right to waive any of the conditions of the Option Exchange or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any such notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this Option Exchange. Our acceptance of your options for exchange will constitute a binding agreement between Phathom and you upon the terms and subject to the conditions of this Option Exchange.

Section 5. Withdrawal Rights and Change of Election.

You may change an election you previously made with respect to some or all of your eligible options, including an election to withdraw all of your eligible options from this Option Exchange, only in accordance with the provisions of this section. You may change your mind after you have submitted an election and withdraw some or all of your elected eligible options from the Option Exchange at any time before the expiration of the Option Exchange, currently expected to be 11:59 p.m., Eastern Time, on July 14, 2023. If we extend the completion date, you may change or withdraw your election of tendered options at any time until the extended Option Exchange expires. In addition, under U.S. securities laws, if we have not accepted your options by 11:59 p.m., Eastern Time, on August 11, 2023 (which is the 40th U.S. business day following the commencement of the

Option Exchange), you may withdraw your options at any time thereafter up to such time as Phathom does accept your properly tendered options.

To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from this Option Exchange, you must deliver a valid new election indicating only the eligible option grants you wish to exchange in the Option Exchange or a valid new election indicating that you reject the Option Exchange with respect to all of your eligible options, by completing the election process via the following method outlined below on or before the expiration of the Option Exchange, currently expected to be 11:59 p.m., Eastern Time, on July 14, 2023, unless otherwise extended.

Proper election changes and withdrawals

Election changes and withdrawals via the Option Exchange website

1.	Log in to the Option Exchange website at www.myoptionexchange.com.

2.

After logging in to the Option Exchange website, review the information and proceed through to the “Election Form” page, where you will find personalized information regarding each eligible option grant you hold, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•

the number of vested and unvested shares of our common stock subject to the eligible option grant as of July 14, 2023 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new RSU grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new RSU grant.

3.

On the “Election Form” page, change your selection next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the Option Exchange by selecting “Exchange” or choose not to exchange in the Option Exchange by selecting “Do Not Exchange.”

4.

Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Confirm Elections page and in the Option Exchange documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.

Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Option Exchange via the Option Exchange website.

You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the expiration of the Option Exchange, currently expected to be 11:59 p.m., Eastern Time, on July 14, 2023. Any options with respect to which you do not revise your election will be bound to your prior election. If you are unable to submit your election via the Option Exchange website as a result of technical failures of the Option Exchange website such as the Option Exchange website being unavailable or the Option Exchange website not enabling you to submit your election, please email stockadmin@phathompharma.com.

If you change your election to withdraw some or all of your eligible option grants, you may elect later to exchange the withdrawn eligible option grants again at any time on or before the expiration of the Option Exchange. All eligible option grants that you withdraw will be deemed not properly tendered for purposes of the Option Exchange, unless you subsequently properly elect to exchange such eligible option grants on or before the expiration of the Option Exchange. To reelect to exchange some or all of your eligible option grants, you must submit a new election by completing a new election on the “Election Form” page of the Option Exchange website on or before the expiration of the Option Exchange by following the procedures described in Section 4 of this Offer to Exchange. This new election must be properly submitted after your previously submitted election and must list all eligible option grants you wish to exchange. Upon our receipt of your properly submitted election, any prior election will be disregarded in its entirety and will be considered replaced in full by the new election. Each time you make an election on the Phathom Option Exchange website, please be sure to make an election with respect to each of your eligible option grants.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Your delivery of all documents regarding the Option Exchange, including elections, is at your risk. If you submit your election via the Option Exchange website, a confirmation statement will be generated by the Option Exchange website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. The printed confirmation statement will provide evidence that you submitted your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by emailing phathom@infiniteequity.com. Only responses that are properly completed and actually received by us by the deadline on the Option Exchange website at www.myoptionexchange.com will be accepted. Responses submitted by any other means, including hand delivery, interoffice, email, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Section 6. Acceptance of Options for Exchange; Grant of New RSUs.

Upon the terms and conditions of this Option Exchange and promptly following the expiration of this Option Exchange on the completion date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration of this Option Exchange. Once the eligible options are cancelled, you no longer will have any rights with respect to those eligible options. Subject to the terms and conditions of this Option Exchange, if your eligible options are properly tendered by you for exchange and accepted by us, these eligible options will be cancelled as of the cancellation date, which we anticipate being July 14, 2023.

For purposes of the Option Exchange, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the expiration of the Option Exchange and the cancellation date. Promptly following the completion date and cancellation date, we will give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the Option Exchange, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept, promptly after the expiration of this Option Exchange, all properly tendered options that are not validly withdrawn.

We will grant the new RSUs on the new RSU grant date, which is the same calendar day as the cancellation date. We expect the new RSU grant date will be July 14, 2023. All new RSUs granted to you will be granted under our

2019 Plan and will be subject to a new RSU agreement between you and Phathom. You will receive 1 new RSU in exchange for every 2 shares of our common stock underlying eligible options that are exchanged. Shortly after the new RSU grant date, you will receive your new RSU agreement through your E*Trade account. You should follow the same electronic procedures that ordinarily apply to any Phathom equity awards granted to you in the normal course. Your new RSUs will vest in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they are exercised or cancelled or expire by their terms and will retain their current exercise price, current vesting schedule and current term.

Section 7. Conditions of the Option Exchange.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer or postpone our acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Exchange Act), if at any time on or after the commencement date and before the completion date, any of the following events shall have occurred, or shall have been determined by us, in our reasonable judgment, to have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the U.S.;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S. or abroad;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the U.S. or abroad;

•

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including without limitation a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index measured during any time period after the date of commencement of the offer;

•

any significant change in the market price of the shares of our common stock or any changes in the general political, market, economic or financial conditions in the U.S. or abroad that have resulted or are reasonably likely to result in a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock;

•

the commencement, continuation, or escalation of a war or other national or international calamity which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer;

•

if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates or worsens materially after commencement of the offer;

•	a written threat, instituted or pending action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to us or the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•

a tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional shares constituting more than 1% of our outstanding shares, or

•

any new group will have been formed that beneficially owns more than 5% of our outstanding shares that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

•

there will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•

any event or events occur that have resulted or may result, in our reasonable judgment in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•

any rules or regulations by any governmental authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Phathom.

If any of the above events occur, we may, in our sole discretion:

•	terminate the offer and promptly return all tendered eligible options to tendering holders;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the completion date. We may waive any condition to this offer, in whole or in part, at any time and from time to time before the completion date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 may be challenged only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

Section 8. Price Range of Shares Underlying the Options.

The shares of Phathom common stock underlying your options are traded on the Nasdaq Global Select Market under the symbol “PHAT.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our shares as reported on the Nasdaq Global Select Market.

	HIGH	LOW
Fiscal Year Ended December 31, 2023
Second Quarter (through June 6, 2023)	$14.45	$7.00
First Quarter	$13.44	$5.84
Fiscal Year Ended December 31, 2022
Fourth Quarter	$11.73	$9.03
Third Quarter	$12.81	$6.25
Second Quarter	$16.07	$6.095
First Quarter	$20.30	$11.33
Fiscal Year Ended December 31, 2021
Fourth Quarter	$34.36	$17.415
Third Quarter	$37.17	$29.79
Second Quarter	$42.00	$31.30
First Quarter	$50.78	$32.49

As of June 6, 2023, the last sale price of our shares, as reported on the Nasdaq Global Select Market, was $11.64 per share. As of June 6, 2023, there were 54,970,335 outstanding shares of Phathom common stock.

Among other things, you should evaluate current market quotations for shares of our common stock before deciding whether or not to accept this offer.

Section 9. Source and Amount of Consideration; Terms of New RSUs.

Consideration

We will grant new RSUs in exchange for eligible options properly elected to be exchanged by you and accepted by us for exchange. New RSUs are equity awards under which Phathom promises to issue shares in the future, provided the vesting criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered eligible options, you will be entitled to receive a lesser number of new RSUs as described in Section 2 of this Offer to Exchange. Fractional RSUs will be rounded up to the nearest whole RSU or nearest whole share on a grant-by-grant basis. Fractional RSUs will not be granted in the Option Exchange. You do not have to make any cash payment to Phathom to receive your new RSUs. You also do not have to make any cash payment to Phathom to receive the shares subject to RSUs upon vesting (although tax withholding will apply to the vesting of your RSUs). The receipt of shares upon vesting of new RSUs may be subject to taxation as described in Section 14 of this Offer to Exchange. In addition, you may incur brokerage and/or wire fees if you sell shares of Phathom common stock issued to you upon vesting of new RSUs.

If we receive and accept tenders from eligible employees and consultants of all options eligible to be tendered, options to purchase an aggregate of 2,427,122 shares would be surrendered and we will grant new RSUs covering a total of approximately 1,213,561 shares of Phathom common stock.

The following description summarizes the material terms of the 2019 Plan. Our statements in this Offer to Exchange concerning the 2019 Plan and the new RSUs are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2019 Plan, the form of RSU agreement under the 2019 Plan and the form of option agreement under the 2019 Plan. Each of these documents is included as an exhibit to the Schedule TO, which is available on the SEC website at www.sec.gov. You may also visit your E*Trade account to download a copy of these documents. We will promptly furnish to you copies of these documents upon request at our expense.

2019 Incentive Award Plan

The 2019 Plan permits the granting of Incentive Stock Options, Non-qualified Stock Options, restricted stock, RSUs, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock units, other stock-based awards, and performance-based awards. As of June 6, 2023, the number of shares subject to equity awards outstanding under the 2019 Plan was 8,965,607. The 2019 Plan is administered by the compensation committee of our board of directors. Subject to the other provisions of the 2019 Plan, our compensation committee has the power to determine the terms, conditions and restrictions of the awards granted under the 2019 Plan, including the number of shares subject to an award and the vesting criteria. Our compensation committee also has the authority to delegate such responsibilities.

General Terms of New RSUs

New RSUs will be granted under the 2019 Plan and will be subject to an RSU agreement between you and Phathom. RSUs are a different type of equity award than stock options and, therefore, the terms and conditions of the RSUs will vary from the terms and conditions of the eligible options that you tendered for exchange. You should also note that the vesting schedule of your new RSUs will differ from your exchanged options, as described below.

Options represent the right to purchase shares of Phathom common stock at a fixed price for a specified term (generally ten years from the date of grant, subject to earlier termination in the event of your termination of employment or service). Each new RSU will represent a right to receive one share of Phathom’s common stock on a specified future date but only if the new RSU vests. Your RSUs will not have a cash purchase price and you do not have to make any cash payment to Phathom to receive your new RSUs or the shares upon vesting, though the receipt of shares may be subject to taxation and withholding requirements.

New RSUs granted in the Option Exchange will not be vested on their date of grant regardless of whether the surrendered option was vested in whole or in part. New RSUs will vest in three equal installments on each of the first three anniversaries of the completion date, subject to continued service on the applicable vesting date. New RSUs granted in the Option Exchange will only vest if the holder remains an employee or consultant who is eligible for vesting under the terms and conditions of the applicable RSU agreement, the relevant terms of the 2019 Plan and the RSU agreement.

New RSUs generally may not be transferred, other than by will or the laws of descent and distribution, unless indicated otherwise in your RSU agreement. In the event of your death, any person who acquires your new RSUs by bequest or inheritance may be issued the shares subject to the new RSUs if vested or exercised, respectively.

Registration and Sale of Shares Underlying New RSUs

All of the shares of our common stock issuable upon the vesting of the new RSUs have been registered under the U.S. Securities Act of 1933, as amended, or the Securities Act on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Phathom for purposes of the Securities Act, you will be able to sell the shares issuable upon vesting of your RSUs free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences

You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new RSUs and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a citizen or tax resident of the U.S. and are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance contribution consequences that may apply to you. Certain eligible employees and consultants may be subject to the tax laws in the U.S. and to the tax laws in other jurisdictions. We strongly recommend that you consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to discuss the consequences to you of this transaction.

Section 10. Information Concerning Phathom.

General

We are a biopharmaceutical company focused on developing and commercializing novel treatments for gastrointestinal, or GI, diseases. Our initial approved products, VOQUEZNA TRIPLE PAK® and VOQUEZNA DUAL PAK®, and our current product candidate, VOQUEZNA®, contain vonoprazan, an oral small molecule potassium-competitive acid blocker, or PCAB. PCABs are a novel class of medicines that block acid secretion in the stomach. Vonoprazan is the first gastric anti-secretory agent from a novel class approved in the United States, Europe, or Canada in over 30 years, and has shown rapid, potent, and durable anti-secretory effects. Vonoprazan has also demonstrated clinical benefits over the current standard of care as a single agent in the treatment of erosive gastroesophageal reflux disease, or erosive GERD, and in combination with antibiotics for the treatment of Helicobacter pylori, or H. pylori, infection.

Our mission is to improve the lives of people suffering from gastrointestinal diseases. We plan independently to commercialize vonoprazan in the United States. In addition, we plan to seek commercial partnerships for vonoprazan in Europe and Canada, expand development of vonoprazan into other indications, dosing regimens and alternative formulations and packaging, and in-license or acquire additional clinical or commercial stage product candidates for the treatment of GI diseases in a capital efficient manner.

On October 25, 2019, we became a publicly traded company with our common stock traded on the Nasdaq Global Select Market under the ticker symbol “PHAT.” We were incorporated under Delaware law in 2018. The address and phone number for our principal executive offices are: 100 Campus Drive, Suite 102, Florham Park, New Jersey, 07932. Phathom’s telephone number is (877) 742-8466. Our website is located at http://www.phathompharma.com. Information contained on our website is not a part of the Offer to Exchange.

Availability of Reports and Other Information

We are subject to the informational filing requirements of the Exchange Act, which obligate us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Option Exchange.

These reports, statements and other information, including the Schedule TO and documents incorporated by reference, are available to the public on the SEC’s site at https://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Exchange and it should not be considered to be a part of this Offer to Exchange.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us, and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

SEC Filings	Date Filed
Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Form 10-K”)	February 28, 2023
Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023	May 10, 2023
Current Reports on Form 8-K	June 12, 2023, May 30, 2023, May 24, 2023, May 23, 2023, April 4, 2023, February 9, 2023, January 9, 2023, January 3, 2023
Proxy Statement on Schedule 14A (but only to the extent that such information was incorporated by reference into the 2022 Form 10-K)	April 13, 2023

Any statement contained in any document incorporated by reference into this Offer to Exchange shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Exchange or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive offices located at Corporate Secretary, Phathom Pharmaceuticals, Inc., 100 Campus Drive, Suite 102, Florham Park, New Jersey, 07932. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at http://www.phathompharma.com. Information on our website does not form part of the Option Exchange and is not incorporated by reference in this Offer to Exchange.

We had a book value of ($2.07) per share as of March 31, 2023 (calculated using the book value of ($90.2) million as of March 31, 2023, divided by the number of outstanding shares of 43,571,140 as of March 31, 2023).

Section 11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

A list of our current directors and executive officers as of June 6, 2023 is attached to this Offer to Exchange as Schedule A. Our executive officers may participate in the Option Exchange. No non-employee members of our board of directors may participate in the Option Exchange, but our executive officers may participate. As of June 6, 2023, our executive officers and directors (10 persons) as a group held options unexercised and outstanding options under our 2019 Plan to purchase a total of 2,593,657 of our shares, 304,334 RSUs, and 92,500 performance-based RSUs (“PSUs”), which collectively represented approximately 33% of the shares subject to all equity awards outstanding under our 2019 Plan as of that date.

The table below sets forth the beneficial ownership of each of our non-employee directors, executive officers and our directors and executive officers as a group of options, RSUs and PSUs granted under the 2019 Plan and outstanding as of June 6, 2023. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange), RSUs and PSUs under our 2019 Plan, which was 6,687,124, 1,268,533 and 1,009,950, respectively, as of June 6, 2023.

Name of Beneficial Owner	Number of Options Outstanding	Percentage of Total Outstanding Options	Number of RSUs Outstanding	Percentage of Total Outstanding RSUs	Number of PSUs Outstanding	Percentage of Total Outstanding PSUs
Directors and Executive Officers
Terrie Curran	1,624,437	24%	129,000	10%	37,500	4%
Azmi Nabulsi	392,500	6%	62,000	5%	32,500	3%
Molly Henderson	155,000	2%	50,334	4%	22,500	2%
Michael F. Cola	95,860	1%	9,000	1%	—	0%
Frank Karbe	45,000	1%	9,000	1%	—	0%
Asit Parikh	35,000	1%	9,000	1%	—	0%
Heidi Kunz	95,860	1%	9,000	1%	—	0%
David Socks	42,500	1%	9,000	1%	—	0%
Mark Stenhouse	62,500	1%	9,000	1%	—	0%
James Topper	45,000	1%	9,000	1%	—	0%
All directors and executive officers as a group (10 persons)	2,593,657	39%	304,334	24%	92,500	9%

Except as otherwise described in this Offer to Exchange or in our filings with the SEC, and other than outstanding options to purchase our shares of common stock, RSUs or PSUs granted from time to time to our executive officers and directors under our equity plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Transaction Date	Name	Type	Shares	Price
April 10, 2023	Asit Parikh	Acquisition	1,000	$7.55
April 11, 2023	Azmi Nabulsi	Acquisition	10,000	$8.26
May 22, 2023	Molly Henderson	Sale	2,110	$12.87
May 24, 2023	Frazier Life Sciences IX, L.P.(1)	Acquisition	1,702,127	$11.75
May 25, 2023	Michael F. Cola	Grant of RSU	9,000	$0.00
May 25, 2023	Frank Karbe	Grant of RSU	9,000	$0.00
May 25, 2023	Asit Parikh	Grant of RSU	9,000	$0.00
May 25, 2023	Heidi Kunz	Grant of RSU	9,000	$0.00
May 25, 2023	David Socks	Grant of RSU	9,000	$0.00
May 25, 2023	Mark Stenhouse	Grant of RSU	9,000	$0.00
May 25, 2023	James Topper	Grant of RSU	9,000	$0.00
May 25, 2023	Michael F. Cola	Grant of Option to Purchase Common Stock	15,000	$0.00
May 25, 2023	Frank Karbe	Grant of Option to Purchase Common Stock	15,000	$0.00
May 25, 2023	Asit Parikh	Grant of Option to Purchase Common Stock	15,000	$0.00
May 25, 2023	Heidi Kunz	Grant of Option to Purchase Common Stock	15,000	$0.00

Transaction Date	Name	Type	Shares	Price
May 25, 2023	David Socks	Grant of Option to Purchase Common Stock	15,000	$0.00
May 25, 2023	Mark Stenhouse	Grant of Option to Purchase Common Stock	15,000	$0.00
May 25, 2023	James Topper	Grant of Option to Purchase Common Stock	15,000	$0.00
June 2, 2023	Asit Parikh	Exercise of Option to Purchase Common Stock	15,000	$11.40
June 2, 2023	Molly Henderson	Sale	1,960	$11.41

(1)	Based on information derived from Schedule 13D/A filed by Frazier Life Sciences IX, L.P. on May 26, 2023.

Except as otherwise described in the table above, to the best of our knowledge, no other executive officers or directors, nor any affiliates of ours, were engaged in transactions involving our common stock, options to purchase our shares of common stock or RSUs or PSUs during the past 60 days before and including June 6, 2023.

Section 12. Status of Options Acquired by Us in the Option Exchange; Accounting Consequences of the Option Exchange.

Exchanged options that we acquire through the Option Exchange will be cancelled and the shares of our common stock subject to those options will be returned to the pool of shares of our common stock available for grants of awards under the 2019 Plan, including any new RSUs granted under the Option Exchange. To the extent shares returning to the 2019 Plan are not fully reserved for issuance upon receipt of the new RSUs to be granted in connection with the Option Exchange, the shares will be available for issuance pursuant to future equity awards to employees and other eligible 2019 Plan participants without further stockholder action.

We have adopted the provisions of FASB Topic 718. Under Topic 718, the Option Exchange with respect to all eligible options is considered a modification of those options exchanged and as a result we may be required to recognize incremental compensation expense, if any, resulting from the new RSUs granted in the Option Exchange. The incremental compensation will be measured as the excess, if any, of the fair value of each new RSU granted to eligible employees and consultants in exchange for the exchanged options, measured as of the date the new RSUs are granted, over the fair value of the eligible options exchanged for the new RSUs, measured immediately prior to the exchange. This incremental compensation expense will be recognized over the remaining requisite service period of the new RSUs. In the event that any of the new RSUs are forfeited prior to their vesting due to termination of employment or other service, any incremental compensation expense of the forfeited new RSUs will not be recognized.

Section 13. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and grant of new RSUs as contemplated by the Option Exchange, or any Nasdaq listing requirements that would be required for the acquisition or ownership of new RSUs or the shares subject thereto as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the Option Exchange to accept tendered options for exchange and to grant new RSUs for exchanged options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting new RSUs on the grant date, we will not grant such new RSUs. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the grant date we will not grant the new RSUs and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.

Section 14. Material Income Tax Consequences.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for new RSUs pursuant to the Option Exchange for those eligible employees and consultants subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees and consultants. This summary does not address applicable state or local taxes to which you may be subject.

If you are a citizen or a resident of the U.S., but also are subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you.

Eligible employees and consultants who are U.S. taxpayers who exchange outstanding options for new RSUs will not be required to recognize income for U.S. federal income tax purposes on the exchanged options at the time of the exchange. However, please refer to the tax discussion below regarding a discussion of the tax consequences of receiving new RSUs in connection with the Option Exchange.

We strongly recommend that you consult your personal legal counsel, accountant, financial, and/or tax advisor(s) with respect to the federal, state, local and foreign tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Restricted Stock Units

You generally will not have taxable income at the time you are granted an RSU. Instead, you will recognize ordinary income as the RSUs vest and we deliver the shares to you, at which time Phathom generally will have an obligation to withhold applicable federal and state income taxes as well as social security taxes. The amount of ordinary income you recognize will equal the fair market value of the shares delivered to you. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of RSUs generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you hold the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

We strongly recommend that you consult your personal legal counsel, accountant, financial, and/or tax advisor(s) with respect to the federal, state, and local tax consequences of participating in the Option Exchange.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to discuss the consequences to you of this transaction.

Stock Options

If you are employed by us in the U.S. and participate in this Option Exchange, your eligible options will be exchanged for new RSUs. So that you are able to compare the tax consequences of the new RSUs to that of your eligible options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

There are two types of stock options – Incentive Stock Options and Non-qualified Stock Options – and the tax treatment of each type is different. Specifically, under current U.S. tax law, there is a limit to the annual benefit a single person may receive from Incentive Stock Options, preventing more than $100,000 worth of Incentive Stock Options from becoming exercisable for the first time in a calendar year. The fair market value of the shares subject to an Incentive Stock Option for purposes of this “$100,000 rule” is determined as of the grant date for each such option. To the extent more than $100,000 of options granted as Incentive Stock Options first become exercisable in any calendar year, the options in excess of $100,000 are treated as Non-qualified Stock Options for U.S. tax purposes. This “split” is determined automatically at the time of grant and is reflected in your E*Trade account and will also be reflected on the Option Exchange website. For this reason, some of your eligible option grants may consist entirely of one of these two types of options and some of your eligible option grants may consist of a mix of both types due to the application of these limits on Incentive Stock Options under U.S. tax laws.

Non-qualified Stock Options

Under current law, an option holder generally will not realize taxable income upon the grant of a Non-qualified Stock Option. When you exercise a Non-qualified Stock Option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise you receive is greater than the exercise price you pay.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than one year. The holding period for the shares generally will begin upon exercise. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time of exercise.

If you were an employee at the time of the grant of the option, any income recognized upon exercise of a Non-qualified Stock Option generally will constitute wages for which applicable federal, state and local income taxes and social security tax withholdings will be required.

Incentive Stock Options

Under current law, an option holder generally will not realize taxable income upon the grant of an Incentive Stock Option. In addition, an option holder generally will not realize taxable income upon the exercise of an Incentive Stock Option. However, the exercise of an Incentive Stock Option may affect an option holder’s alternative minimum taxable income. Upon exercise of an Incentive Stock Option, the option holder will be required to include the amount equal to the excess of the fair market value of the exercised shares on the date of exercise over the exercise price as an adjustment item in the determination of any alternative minimum tax. However, if the option holder disposes of the exercised shares in the same calendar year as the date of exercise of the Incentive Stock Option, then no adjustment will be made in determining such alternative minimum tax. Except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an Incentive Stock Option and is subject to taxation under the rules that apply to Non-qualified Stock Options.

If an option holder sells the option shares acquired upon exercise of an Incentive Stock Option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•

more than two years after the date the Incentive Stock Option was granted (and the date the Option Exchange commences (June 15, 2023) is deemed to be the grant date for options not exchanged but deemed “modified” for this purpose); and

•	more than one year after the date the Incentive Stock Option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be treated as ordinary income to the option holder at the time of the disposition. Any additional gain generally will be taxable at long-term or short-term capital gain rates, depending on whether the option holder has held the shares for more than one year.

IMPORTANT NOTE: To the extent the Option Exchange remains open for more than 30 calendar days, then all eligible Incentive Stock Options for which the Offer to Exchange is not accepted, will be considered “modified.” This will result in a deemed re-grant of such Incentive Stock Options such that the date of grant for purposes of the two-year holding period necessary to receive favorable U.S. tax treatment will restart. The Option Exchange is not currently scheduled to remain outstanding for 30 calendar days or more, and therefore should not result in an automatic modification of Incentive Stock Options not exchanged, but if we decide to extend the Offer for business or other reasons, a modification may result. In the event of such a modification, your eligible options that are Incentive Stock Options will continue to be Incentive Stock Options, but the date of grant for purposes of the Incentive Stock Option holding periods applicable to such eligible options will be the date the Option Exchange commenced (June 15, 2023). Therefore, in order to receive favorable tax treatment with respect to such eligible options in the event of a deemed modification, you must not dispose of the shares received from the exercise of the eligible options within two years from the date the Option Exchange commenced (June 15, 2023) or within one year from the date of exercise.

Material Non-U.S. Tax Consequences

The tax consequences for individuals employed by us or providing services to us outside of the U.S. and individuals otherwise subject to income tax and social insurance contributions outside of the U.S. may differ from the U.S. federal income tax consequences summarized above and will depend on the tax rules and regulations in the applicable jurisdiction.

We strongly recommend that you consult your personal legal counsel, accountant, financial, and/or tax advisor(s) with respect to the federal, state, local and foreign tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to discuss the consequences to you of this transaction.

Section 15. Extension of Option Exchange; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any surrendered eligible options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the offer and delay the completion date, we also will extend your right to withdraw tenders of eligible options until such delayed completion date. In the case of an extension, we will issue a press release, email or other form of communication no later than 9:00 a.m., Eastern Time, on the next U.S. business day following the previously scheduled completion date. We also reserve the right, in our discretion, before the completion date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the completion date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least ten U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

Section 16. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible options to be exchanged through this offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the offer, including, but not limited to, any expenses associated with any personal legal counsel, accountant, financial, and/or tax advisor(s) consulted or retained by you in connection with this offer.

Section 17. Additional Information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2022, filed with the SEC on February 28, 2023.

2.	Our definitive Proxy Statement on Schedule 14A (but only to the extent that such information was incorporated by reference into the 2022 Form 10-K), filed with the SEC on April 13, 2023;

3.	Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2023, filed with the SEC on May 10, 2023;

6.	Our Current Reports on Form 8-K filed with the SEC on June 12, 2023, May 30, 2023, May 24, 2023, May 23, 2023, April 4, 2023, February 9, 2023, January 9, 2023, and January 3, 2023.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive offices located at Corporate Secretary, Phathom Pharmaceuticals, Inc., 100 Campus Drive, Suite 102, Florham Park, New Jersey, 07932. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at http://www.phathompharma.com. Information on our website does not form part of the Option Exchange and is not incorporated by reference in this Offer to Exchange.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you in making your decision as to whether or not to participate in this offer.

Section 18. Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will any eligible options be accepted from the option holders employed by us in such jurisdiction.

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the new RSUs in any jurisdiction where the Offer to Exchange is not permitted. However, at our discretion, we may take actions necessary for us to make an offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown on the first page of this Offer to Exchange. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

Phathom Pharmaceuticals, Inc.

June 15, 2023

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS AND DIRECTORS OF PHATHOM PHARMACEUTICALS, INC.

Our executive officers and directors as of June 13, 2023 are set forth in the following table:

Name	Title
Terrie Curran	President, Chief Executive Officer and Director
Azmi Nabulsi, M.D., M.P.H.	Chief Operating Officer
Molly Henderson	Chief Financial and Business Officer
Michael F. Cola	Director
Frank Karbe	Director
Asit Parikh, M.D., Ph.D.	Director
Heidi Kunz	Director
David Socks	Director
Mark Stenhouse	Director
James Topper, M.D., Ph.D.	Director

The address of each executive officer and director is:

Phathom Pharmaceuticals, Inc.

100 Campus Drive, Suite 102

Florham Park, New Jersey 07932

Non-employee embers of our board of directors are not eligible to participate in this offer.

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF PHATHOM PHARMACEUTICALS, INC.

The following summary financial information has been derived from and should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2022 and the quarter ended March 31, 2023 that are incorporated by reference in this document.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS INFORMATION

(In thousands, except per share amounts)

	Year Ended	Year Ended	Quarter Ended	Quarter Ended
	December 31, 2022	December 31, 2021	March 31, 2023 (Unaudited)	March 31, 2022 (Unaudited)
Loss from operations	$(172,440)	$(135,080)	$(30,077)	$(37,906)
Total other expense	(25,283)	(8,803)	(7,737)	(2,759)
Net loss and comprehensive loss	$(197,723)	$(143,883)	$(37,814)	$(40,665)

Net loss per share attributable to common stockholders:
Basic	$(5.05)	$(3.89)	$(0.89)	$(1.07)

Diluted	$(5.05)	$(3.89)	$(0.89)	$(1.07)

Weighted-average shares used in computing net loss per share attributable to common stockholder:
Basic	39,118,215	37,002,959	42,354,520	38,036,960

Diluted	39,118,215	37,002,959	42,354,520	38,036,960

CONSOLIDATED BALANCE SHEET INFORMATION

(In thousands, except per share amounts)

	March 31, 2023 (Unaudited)	December 31, 2022	December 31, 2021
Total current assets	$139,843	$160,512	$186,526
Total assets	$144,010	$164,810	$189,431

Total current liabilities	$14,443	$26,237	$18,921
Total liabilities	$234,205	$239,624	$117,275

Total stockholders’ equity (deficit)	(90,195)	(74,814)	72,156

Total Liabilities and stockholders’ deficit	$144,010	$164,810	$189,431